Contact: Brock Hill
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COAST LITIGATION TRUST ANNOUNCES
GOVERNMENT PETITION FOR REHEARING OF APPELLATE COURT DECISION

PASADENA, Calif., December 5, 2002—The Coast Federal Litigation Contingent Payment Rights Trust (NASDAQ:CCPRZ) (the “Trust”) announced today that, in connection with the appeal in Coast Federal Bank, Federal Savings Bank (“Coast Federal”) v. The United States (Appeals Court Docket No. 02-5032)(the “Appeal”), on December 2, 2002, the government filed with the United States Court of Appeals for the Federal Circuit (the “Appeals Court”) a Petition for Rehearing and Suggestion for Rehearing En Banc (the “Government’s Petition”) of the Appeal. The Government’s Petition is in response to the decision of a three member panel of the Appeals Court issued on October 8, 2002, in favor of Coast Federal.

The Government’s Petition seeks to have the appeal reheard by the entire Appeals Court because, in the government’s opinion, the three member panel’s decision was contrary to results reached in two other cases in other Federal Circuits and to decisions barring “permanent” contractual obligations absent clear and unequivocal language. In addition, the government believes that the Appeal involves an exceptionally important question in that other Winstar related claims against the government may be affected by the Appeals Court’s decision.

In order to reach a decision whether to grant the Government’s Petition, the Appeals Court may, but is not required to, request Coast Federal to file a response to the Government’s Petition. If the Appeals Court makes such a request, Coast Federal will file a response addressing each of the government’s arguments for a rehearing. Coast Federal does not know the date by which the Appeals Court will reach a decision whether to grant the Government’s Petition. If the Government’s Petition is granted, the Appeals Court will determine the scope of re-briefing and oral argument, if any, and the scheduling for the rehearing. If the Government’s Petition is denied, the government may seek certiorari to the Supreme Court. If the Appeals Court’s ruling in favor of Coast Federal is upheld and the case is remanded to the Claims Court for further proceedings to determine the amount of damages due to Coast Federal, there can be no assurance that Coast Federal will succeed in establishing damages or in ultimately obtaining any monetary or other recovery in the litigation. If Coast Federal obtains no monetary or other recovery, no monetary payment will be possible from the Trust to certificateholders.

The Trust, established as part of the transaction pursuant to which Coast Savings Financial, Inc., merged with and into H.F. Ahmanson & Co., holds Ahmanson’s or its successor’s commitment to pay the Trust the net after-tax proceeds, if any, received by Coast Federal, or its successor, in Coast Federal Bank, Federal Savings Bank v. The United States (Claims Court Civil Action No. 92-466C), which is the litigation referred to above. Certificates representing undivided interests in the assets of the Trust, and therefore interests in Ahmanson’s commitment, were publicly issued by the Trust to the holders of Coast Savings’ common stock immediately prior to the effectiveness of Coast Savings’ merger with Ahmanson on February 13, 1998, which certificates trade on The NASDAQ National Market under the symbol CCPRZ.##